FOR IMMEDIATE RELEASE

For more information, contact:

Extreme Networks, Inc.
Investor Relations                    Public Relations
408/579-3030                        408/579-3483
investor_relations@extremenetworks.com         gcross@extremenetworks.com

EXTREME NETWORKS REPORTS PRELIMINARY REVENUE

SANTA CLARA, Calif.; April 11, 2011 - Extreme Networks, Inc. (Nasdaq: EXTR) today released preliminary revenue for its 2011 fiscal third quarter ended March 27, 2011. For the quarter, net revenue is expected to be $75.5-76.5 million. The company will hold a conference call to discuss these preliminary results today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).

“The revenue for the quarter was impacted by the deferral of $2.6 million in product revenue for a large customer and the timing of several large and relatively complex customer transactions,” said Oscar Rodriguez, President & CEO of Extreme Networks. “We expect to be able to complete our obligations under these deals in future quarters, which will represent additional revenue for Extreme Networks at that time. In addition, we have begun to execute on our stated strategic company transformation, and have announced new products and are consolidating our product portfolio to reduce expense and eliminate under-performing or obsolete products. As a result, we experienced some customer purchase decision delays, as we worked to transition our customers to new products and architectures. Other factors impacting this quarter's results were a relative slowdown in our EMEA sales and longer sales cycles for business in the U.S., and increased competitive pressures related to customers in the horizontal enterprise IT market.”

Overall Asia Pacific performed well, and is expected to show double-digit revenue growth from Q3 FY10. EMEA is expected to show low single digit revenue growth from Q3 FY10. North America is expected to show a decrease in revenue from Q3 FY10. Overall, year-to-date revenue growth is expected to be 9% to 10% vs. the same period in FY2010.

Preliminary Results Conference Call Today at 5:00 p.m. Eastern Time

Dial-in numbers:    1-877-941-4774 or 1-480-629-9760
7-Day Replay:    1-800-406-7325 or 1-303-590-3030
Conference passcode:    4432546
Webcast:    http://investor.extremenetworks.com

Full Q3 Financial Results on April 28
The company plans to release complete financial results for the quarter after the close of regular market trading on Thursday, April 28, 2011, with another conference call to follow at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The conference call may be heard by dialing 1-877-303-9826 (international callers dial 1-224-357-2194). A 7-day replay will be available following the call by dialing 1-800-642-1687 (international callers dial 1-706-645-9291). The conference call passcode is 58473013. In addition, a live webcast and replay of the call will be available at http://investor.extremenetworks.com. Financial information to be discussed during the conference call will be posted in the Investor Relations section of the company's website www.extremenetworks.com.

About Extreme Networks, Inc.
Extreme Networks delivers networks for the mobile world. The company's open network solutions enable a quality user experience, providing a platform for improved business agility. From the converged mobile edge of enterprises to virtualized clouds, and from data centers to global carrier networks that backhaul mobile traffic, Extreme Networks' extensible services architecture helps set a foundation for mobility, user awareness and faster performance to empower people and machines to connect and move seamlessly. Extreme Networks is headquartered in Santa Clara, California, with offices in more than 50 countries worldwide. For more information, visit: www.extremenetworks.com

Extreme Networks is either a registered trademark or trademark of Extreme Networks, Inc. within the United States and other countries.